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                                                                     EXHIBIT 4.1

                             GENESIS WORLDWIDE INC.
                    12% JUNIOR SUBORDINATED NOTE, AS RESTATED

$11,947,541.00                                                     July 1, 2000

         Genesis Worldwide Inc. (the "Company"), an Ohio corporation, promises to pay to Three Cities Research, Inc., as Stockholders Representative under a Stock Purchase Agreement (the "Agreement") dated May 13, 1999 between the Company and the stockholders of Precision Industrial Corporation (the "Holder"), at the times and in the respective amounts described below, the total principal sum of $11,947,541.00. The Company also promises to pay interest on the unpaid principal amount of this Note at the rate which is 9% per annum until December 31, 2001, which increases to 12.5% on January 1, 2002 and continues at that rate until March 31, 2002 and increases by 50 basis points on April 1, 2002 and each July 1, October 1, January 1, and April 1 after that until April 1, 2004, on and after which the rate of interest payable under this Note will be 17% per annum. Interest will be based on a year of 365/366 days. The interest payment due and payable under this Note on each of September 30, 2000, December 31, 2000 and March 31, 2001 shall not be paid in cash, but in lieu thereof, an amount equal to such cash payment shall be paid by increasing the principal amount of this Note by such amount effective on the respective dates that such interest payments are due and payable; and the principal amount of this Note as so increased shall bear interest and be payable at the Maturity Date, all as provided in this Note. To the extent any interest payment (other than a payment under Paragraph 4 below) is at a rate in excess of 14% per annum, the amount above 14% per annum will be paid with a note containing the same terms as this Note, dated the date of the interest payment, in a principal amount equal to the amount by which the interest payment exceeds what it would have been at 14% per annum.

         1. The entire unpaid principal balance of the sum evidenced by this Note will be due and payable on December 31, 2007 (the "Maturity Date"). If, however, at any time or times prior to the Maturity Date, the Company completes a public offering for cash of equity securities or of debt securities which are subordinated to some or all of the Company's Senior Indebtedness described in Paragraph 8, other than upon exercise of options granted to directors of the Company or officers of the Company or its subsidiaries under a stock option plan for directors or employees, simultaneously with the sale of the securities which are the subject of that public offering, the Company will make a prepayment of the principal sum evidenced by this note which is equal to at least 80% of the proceeds of the public offering, net of underwriting discounts and commissions, or which is equal to the entire unpaid balance of that principal sum if that is less, and the Company will pay all accrued but unpaid interest on the principal sum which is being prepaid.

         2. Interest will be payable on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), with the first interest payment to be made on the first of those dates after interest begins to accrue.




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         3.   Except as otherwise provided above with respect to the interest payments due and payable on September 30, 2000, December 31, 2000, and March 31, 2001, each payment of principal or interest will be made to the Holder by certified or bank cashier's check or wire transfer, at such address or to such account as the Holder specifies to the Company in writing at least three business days before the payment is to be made.

         4. Any payment of principal or interest which is not made when it is due will bear interest from the date it is due until it is paid at the rate which is 200 basis points higher than the interest rate in effect on the day the payment is due, or such lower rate as is the maximum rate permitted by law.

         5. The Company may at any time prepay all or any portion of the outstanding balance of the principal sum evidenced by this Note (provided that each prepayment must be at least $100,000, or such lesser amount as is the entire outstanding balance of principal immediately before the prepayment). Each prepayment will be applied against the payments of principal required by this
Note in the reverse of the order in which they are to be made. Each prepayment of principal will be accompanied by all accrued but unpaid interest on the principal sum being prepaid.

         6.   Each of the following events will constitute an Event of Default:

                    (a) The Company fails to make any payment of principal on or before the day on which it is due; or

                    (b) The Company fails to make any payment of interest within ten days after the day on which is it due; or

                    (c) The Company defaults in any of its obligations under
              this Note other than obligations described in subparagraphs (a) and (b) and fails to cure that default within 30 days after a written demand from the Holder that the Company do so; or

                    (d) The Company or a significant subsidiary (as that term is defined in Securities and Exchange Commission Regulation S-X) commences a proceeding seeking relief as a debtor under the Bankruptcy Code or any state or foreign insolvency law; or

                    (e) An order is entered in a proceeding under the Bankruptcy
              Code or any state or foreign insolvency law declaring the Company or a significant subsidiary to be insolvent or appointing a receiver or similar official for substantially all the Company's or a significant subsidiary's properties, and that order is not dismissed within 90 days; or






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                    (f) Because of an event of default with regard to Senior
               Indebtedness, a holder of Senior Indebtedness accelerates the time when the principal of the Senior Indebtedness is due and payable; or

                    (g) Because of events of default with regard to indebtedness which is not Senior Indebtedness, holders of indebtedness aggregating $500,000 which is not Senior Indebtedness accelerate the time when that indebtedness is due and payable.

         7. Upon the occurrence of an Event of Default, the Holder may, by a notice to the Company given while the Event of Default is continuing, declare the entire unpaid balance of the principal sum evidenced by this Note and the accrued but unpaid interest to be due and payable, in which event that principal balance and accrued but unpaid interest will be immediately due and payable, except that if the Event of Default is of the type described in subparagraph (d) or (e), the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest will be immediately due and payable when the Event of Default occurs, without requiring any notice or other action by the Holder.

         8. (a) The Company's obligations to make payments of principal and interest under this Note are subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. "Senior Indebtedness" means all principal, premium, interest, and other sums due with regard to all indebtedness for money borrowed (including the obligation to reimburse for amounts drawn against letters of credit) from banks, insurance companies or other financial institutions which the Company states, in the instrument governing the indebtedness or a document delivered to the holder of the indebtedness, to be Senior Indebtedness with regard to this Note, except that no indebtedness (and no obligations with regard to the indebtedness) will be Senior Indebtedness to the extent that incurrence of the indebtedness would cause the entire Senior Indebtedness at the time the indebtedness is incurred to exceed $100,000,000, plus, as to Senior Indebtedness which when it was incurred did not cause the entire Senior Indebtedness to exceed that amount, additional advances totaling not more than 10% of the maximum committed amount of that Senior Indebtedness made by the lender to protect the Senior Indebtedness already held by the lender. In furtherance and not in limitation of the foregoing, but subject to the foregoing limitation on amount, "Senior Indebtedness" includes all principal, interest and other obligations of the Company under a Credit Agreement dated as of June 30, 1999 among the Company, the lenders party thereto, and ING (U.S.) Capital LLC as administrative agent, as amended, supplemented and otherwise modified from time to time.

              (b) No payment of principal or interest on this Note will be made (i) unless all amounts then due for principal, premium, if any, and interest on Senior Indebtedness have been paid in cash or provided for, or (ii) during the period (a "Blockage Period") between the time the Company is notified by a holder of Senior Indebtedness that an event of default with respect to that Senior Indebtedness exists which permits the holder of that Senior Indebtedness to accelerate its maturity (a "Blockage Event") and the earlier of (x) the time that event of default is cured or waived




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or ceases to exist, and (y) 180 days after the holder of that Senior
Indebtedness became entitled to accelerate its maturity, unless the holder of that Senior Indebtedness has accelerated its maturity.

              (c) During a Blockage Period, the Holder of this Note shall not ask for, sue for, take, demand or set off or in any other manner, direct or indirect, attempt to enforce any right or collect any payment or distribution on account of this Note, nor present this Note for payment.

              (d) Upon any distribution of assets of the Company as a result of any dissolution, winding up, liquidation or reorganization (whether in a bankruptcy or insolvency proceeding or otherwise) (an "Insolvency Event"), (i) all Senior Indebtedness must be paid in full in cash, or provision made for its payment, before any payment is made on account of principal or interest on this Note, (ii) any payment or distribution of assets of the Company to which the Holder would be entitled except for this Paragraph must be paid or delivered by the Company or by any trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent, directly to the holders of the Senior Indebtedness, pro rata to the amounts of Senior Indebtedness held by each of them (or in accordance with any subordination agreements or other agreements among them), to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payments or distributions to the holders of the Senior Indebtedness or provision for payment or distribution to them, and
(iii) if, notwithstanding the foregoing, the Holder receives any payment or distribution of property of the Company before all Senior Indebtedness is paid in full, or provision made for its payment, the Holder will receive the cash or property paid or distributed to the Holder in trust for the holders of the Senior Indebtedness, and, upon a request made to the Holder by a holder of Senior Indebtedness within one year after the cash or property is paid or distributed to the Holder, the Holder will pay or deliver that cash or property to the holders of the Senior Indebtedness, for application to the payment of any Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness or provision for payment or distribution to them. If no claim is made by holders of Senior Indebtedness to cash or property paid or distributed to the Holder within one year after the payment or distribution to the Holder, after the end of the one year period, the Holder will hold the cash or property free of any trust.

              (e) Following the occurrence and during the continuation of any Insolvency Event:

                         i. the Holder of this Note shall take such action, duly
                    and promptly, as any holder of Senior Indebtedness may request from time to time (A) to collect this Note for the account of the holders of Senior indebtedness and (B) to file appropriate proofs of claim in respect of this Note;

                         ii. the Holder of this Note irrevocably authorizes and
                    empowers each holder of Senior Indebtedness (A) to demand, sue for, collect and






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                    receive every payment or distribution on account of this
                    Note payable or deliverable in connection with such event or proceeding and give acquittance therefor, and (B) to file claims and proofs of claim in any statutory or non-statutory proceeding and take such other actions, in its own name, or in the name of the Holder of this Note or otherwise, as such holders of Senior Indebtedness may deem necessary or advisable for the enforcement of the provisions of this Note; PROVIDED, HOWEVER, that the foregoing authorization and empowerment imposes no obligation on the holders of Senior Indebtedness to take any such action; and

                         iii. the Holder of this Note shall execute and deliver
                    such powers of attorney, assignments or proofs of claim or other instruments as any holder of Senior Indebtedness may reasonably request to enable such holder of Senior Indebtedness to enforce any and all claims in respect of this Note and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or in respect of this Note; PROVIDED, that the holders of Senior Indebtedness shall not exercise the rights granted under this paragraph unless the Holder of this Note has failed to take the necessary actions referenced above on or prior to the date which is 15 days prior to the last date on which such actions may be taken in accordance with applicable law.

                  (f) The Holder of this Note consents that, without the necessity of any reservation of rights against the Holder of this Note, and without notice to or further assent by the Holder of this Note:

                         i. any demand for payment of any Senior Indebtedness
                    made by any holder of Senior Indebtedness may be rescinded in whole or in part by such holder of Senior Indebtedness, and any obligations under the Senior Indebtedness may be continued, and the Senior Indebtedness, or the liability of the Company or any guarantor or any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, or any obligation or liability of the Company or any other party under the Senior Indebtedness or any other agreement, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by any holder of Senior Indebtedness; and

                         ii. the agreements relating to the Senior Indebtedness
                    may be amended, modified, supplemented or terminated, in whole or in part, as any holder of Senior Indebtedness may deem advisable from time to time, and any collateral security at any time held by any holder of Senior Indebtedness


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                    for the payment of any of the Senior Indebtedness may be
                    sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by the Holder of this Note, which will remain bound under this Section 8, and all without impairing, abridging, releasing or affecting the subordination provided for herein.

                  (g) Subject to the payment in full of all Senior Indebtedness, the Holder will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of property of the Company made with regard to the Senior Indebtedness until the principal and interest with regard to this Note is paid in full. For the purpose of that subrogation, no payment or distribution to the holders of Senior Indebtedness, which, except for the provisions of this Paragraph 8, would be payable or distributable to the Holder, will, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Company with regard to the Senior Indebtedness, it being understood that the provisions of this Paragraph 8, other than subparagraph (c), are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other.

                  (h) Nothing in this Paragraph 8 is intended to impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note when they become due. Nothing in this Paragraph 8 prevents the Holder from exercising all remedies otherwise permitted by law upon default under this Note, subject to the rights of holders of Senior Indebtedness under this Paragraph 8.

                  (i) Any person who becomes the Holder of this Note, or an interest in it, will be deemed to have agreed by acquiring this Note, or the interest in it, to be bound by the provisions of this Paragraph 8.

         9. No amendment of this Note, waiver of any provision of this Note, or extension of the time by which the Company must make any payment of principal or interest on this Note, will be effective unless it is made in writing by the Holder. Any waiver or extension will be effective only in the instance and for the purpose for which it is given.

         10. The remedies provided in this Note are cumulative and are not exclusive of any other remedies provided by law. The Company will pay on demand any expenses (including reasonable attorneys fees and expenses) incurred by the Holder in enforcing its rights under this Note.

         11. Any notices or other communications required or permitted to be given under this Note must be in writing and will be deemed given on the day when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed (i) if to the Company, to the Company's principal executive offices and to the



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                    principal facsimile number at those executive offices,
                    Attention: President, or at such other address or facsimile number as the Company may specify to the Holder in writing, and (ii) if to the Holder, at the address or facsimile number specified by the Holder to the Company in writing.

         12. This Note will be binding upon Company and its assigns, and will inure to the benefit of the Holder and the Holder's assigns. This Note will be governed by, and construed under, the laws of the State of New York.

         IN WITNESS WHEREOF, the Company is executing this Note as of the date shown on the first page.

                                   GENESIS WORLDWIDE INC.

                                   By:   /s/ Richard E. Clemens
                                      ------------------------------------------
                                         President and Chief Executive Officer







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